Exhibit 99.1

Tenneco Reports Fourth Quarter and Full-Year 2009 Results

LAKE FOREST, Ill.--(BUSINESS WIRE)--February 4, 2010--Tenneco Inc. (NYSE: TEN):

  Fourth quarter earnings up significantly on operational improvements and 9% revenue gain
  Strong cash flow and equity offering drive $272 million reduction in debt net of cash balances in 2009
  Fourth quarter gross margin of 17.4%, up from 12.6% a year ago
  Projects global OE revenues of $4.4 billion in 2010 and $5.7 billion in 2011, reflecting light vehicle volume recovery, increasing light vehicle content and significant commercial vehicle opportunities

Tenneco Inc. (NYSE: TEN) reported net income of $17 million, or 32-cents per diluted share, in the fourth quarter, compared with a net loss of $298 million, or $6.40 per diluted share in fourth quarter 2008.

Adjusted for the items below, net income was $7 million, or 13-cents per diluted share, versus a net loss of $24 million, or 51-cents per diluted share a year ago. The tables in this press release reconcile GAAP results to non-GAAP results.

EBIT (earnings before interest, taxes and noncontrolling interests), which improved sequentially and year-over-year, was $53 million, an increase of $198 million, versus a loss of $145 million in fourth quarter 2008. Adjusted EBIT was $57 million, versus a loss of $7 million the prior year. The EBIT improvement was driven by operational improvements including restructuring and materials cost management; volume growth in markets such as China and South America and favorable currency. EBITDA including noncontrolling interests (EBIT before depreciation and amortization) was $112 million, up $203 million over a loss of $91 million a year ago. Adjusted EBITDA including noncontrolling interests was $114 million compared with $47 million in fourth quarter 2008.

“Our strong profit improvement this quarter, both sequentially and year-over-year, reflects the benefits from our restructuring initiatives, closely managing costs and Tenneco’s strong position in growth markets,” said Gregg Sherrill, chairman and CEO, Tenneco. “Going forward, the cost structure changes and operational improvements we have institutionalized will help us leverage significant new business opportunities beginning later this year as well as a strengthening global production environment.”

Adjusted fourth quarter 2009 and 2008 results:

	Q4 2009				Q4 2008
	EBITDA	EBIT	Net income attributable to Tenneco Inc.	Per Share	EBITDA	EBIT	Net loss attributable to Tenneco Inc.	Per Share
Earnings Measures	$ 112	$ 53	$ 17	$ 0.32	$ (91)	$ (145)	$ (298)	$ (6.40)

Adjustments (reflects non-GAAP measures):
Restructuring and related expenses	2	4	3	0.04	24	24	16	0.34
Goodwill impairment charge	-	-	-	-	114	114	114	2.44
Net tax adjustments	-	-	(13)	(0.23)	-	-	144	3.11

Non-GAAP earnings measures	$ 114	$ 57	$ 7	$ 0.13	$ 47	$ (7)	$ (24)	$ (0.51)

Fourth quarter 2009 adjustments:

  Restructuring and restructuring related expenses of $4 million pre-tax, or 4-cents per diluted share;
  A $13 million, or 23-cents per diluted share, non-cash tax benefit primarily related to adjustments to valuation allowances for deferred tax assets net of the impact of not benefiting U.S. and foreign tax losses.

Fourth quarter 2008 adjustments:

  Restructuring and restructuring related expenses of $24 million pre-tax, or 34-cents per diluted share;
  Non-cash asset impairment charges of $114 million, or $2.44 per diluted share, related to goodwill for Tenneco’s 1996 acquisition of Clevite Industries;
  Non-cash tax charges of $144 million, or $3.11 per diluted share, primarily related to valuation allowances against the company’s U.S. deferred tax assets, the impact of not benefiting U.S. and foreign tax losses, changes in foreign tax rates and other tax adjustments.

REVENUE

Fourth quarter revenue was $1.322 billion, up 9% from $1.208 billion a year ago. Excluding substrate sales and the positive currency impact of $87 million, revenue was $955 million, up 5% versus $911 million in fourth quarter 2008. The revenue increase was primarily driven by stronger OE production volumes in China and South America and higher North America aftermarket sales.

GROSS MARGIN AND SGA&E

Gross margin in the quarter increased to 17.4% from 12.6% a year ago, and was up from 16.8% in third quarter 2009. The improvement was driven by the benefits from 2008 restructuring actions, managing material costs and improving manufacturing efficiency.

SGA&E (selling, general, administrative and engineering) expense in the quarter was $113 million, compared with $126 million a year ago. Fourth quarter 2008 SGA&E includes $16 million in restructuring and related costs. The benefits from restructuring actions and cost reductions in the quarter were offset by higher year-over-year compensation expense, including that related to stock-indexed long-term plans. SGA&E as a percent of sales improved year-over-year to 8.5% from 10.4% as the company leveraged higher year-over-year revenue in the quarter, while still supporting research and development.

CASH AND DEBT POSITION

Tenneco generated $133 million in cash flow from operations in the quarter, driven by earnings and $55 million in cash from working capital improvements. Cash flow from operations in fourth quarter 2008 was $126 million.

The company’s worldwide factored receivables were $137 million as of December 31, 2009, versus $179 million at the end of last year. Factored receivables in the quarter included $62 million in U.S. factored receivables, versus $101 million a year ago.

Tenneco can securitize up to $250 million in receivables under the terms of its debt agreements with the flexibility of using several sources globally to maintain the program. Tenneco expects to renew its $100 million U.S. receivable securitization program by the end of February 2010.

Capital expenditures incurred in the quarter were $47 million, up slightly from $45 million a year ago. Total capital expenditures in 2009 were $118 million, versus $221 million in 2008. By redeploying assets, using existing capacity and deferring discretionary projects, Tenneco reduced capital spending by 47% year-over-year while still making the necessary investments to support customer programs and new business opportunities.

At December 31, 2009, Tenneco’s leverage ratio under its senior credit facility was 3.43, below the maximum level of 6.60. The interest coverage ratio was 2.48, above the minimum of 1.60. At the end of the quarter, Tenneco had an EBITDA cushion of $113 million against its tightest covenant.

The company reduced net debt by $272 million during 2009. The debt reduction included positive cash flow generated during the year and $188 million in proceeds from the company’s common stock offering in the fourth quarter. Tenneco ended 2009 with no borrowings under its revolving credit facilities. The ratio of net debt to adjusted EBITDA including noncontrolling interests was 3.1 compared with 3.5 at the end of 2008.

($ millions)
	December 31,
	2009	2008
Total Debt	$ 1,220	$ 1,451
Cash Balances	167	126
Net Debt	$ 1,053	$ 1,325

Unused Borrowing Capacity	$ 630	$ 394

NORTH AMERICA

  North America OE revenue was $457 million, down from $498 million in fourth quarter 2008. Excluding substrate sales and the impact of currency, revenue decreased 9% to $293 million, compared with $322 million a year ago. A decrease in year-over-year steel recovery due to lower steel costs accounted for more than half of the revenue decline. The decrease was also driven by lower production volumes on certain platforms, partially offset by increases on other platforms, including the Ford F-150, Ford SuperDuty and the Taurus. Industry light vehicle production increased 1% in the quarter.
  Aftermarket revenue increased 7% to $120 million from $113 million a year ago. The increase was driven by higher ride control sales and pricing, which more than offset a decline in exhaust product sales.
  EBIT for North America operations was $15 million, versus a loss of $131 million in fourth quarter 2008. Adjusted for the items below, EBIT was $18 million, up from a loss of $8 million the prior year.
  The EBIT improvement was driven by manufacturing efficiencies, restructuring benefits, managing material costs and higher aftermarket sales, partially offset by lower OE production volumes on key Tenneco-supplied platforms. The year-over-year comparison also includes $13 million in currency, which reflects the unusually large negative impact of currency rate changes in the fourth quarter 2008 during the financial crisis, versus only a minor negative currency impact this year.
  Fourth quarter 2009 EBIT includes $3 million in restructuring costs. Fourth quarter 2008 EBIT includes $9 million in restructuring costs and $114 million of goodwill impairment charges.

EUROPE, SOUTH AMERICA AND INDIA

  Europe OE revenue was $389 million, up from $352 million a year ago. Excluding substrate sales and the impact of currency, revenue was $261 million, relatively even with $262 million in fourth quarter 2008. After considering the negative impact of lower year-over-year alloy surcharge recovery due to lower alloy surcharge costs and production declines in the two-wheeler market, revenue was in line with the year-over-year industry production increase of 7%.
  Europe aftermarket revenue increased to $78 million from $76 million a year ago. Excluding the impact of currency, revenue was $70 million, compared with $76 million, primarily driven by lower emission control sales.
  South America and India revenue was $113 million, a 56% increase from $72 million in fourth quarter 2008. Excluding the impact of substrate sales and currency, revenue increased 36% to $90 million from $65 million a year ago, driven by strong OE production volumes in South America.
  EBIT for Europe, South America and India was $21 million, versus a loss of $12 million the prior year. Adjusted for restructuring costs, EBIT was $22 million, compared with $3 million a year ago.
  The EBIT improvement was driven by operational improvements including restructuring and materials cost management as well as higher South America OE production volumes. EBIT includes $3 million in positive currency.
  Fourth quarter 2009 EBIT includes $1 million in restructuring costs and fourth quarter 2008 includes $15 million in restructuring costs.

ASIA PACIFIC

  Asia revenue was $123 million, up from $70 million a year ago. Excluding substrate sales and the impact of currency, revenue was $92 million, up 93% from $48 million in fourth quarter 2008. The increase was driven by higher OE production volumes in China including on GM, VW, Great Wall and Brilliance platforms.
  Australia revenue was $42 million, up from $27 million in fourth quarter 2008. Excluding substrate sales and currency, revenue was $30 million, versus $25 million the prior year. The increase was driven by a strengthening industry production environment toward the end of 2009.
  Asia Pacific EBIT was $17 million, up from a loss of $2 million in fourth quarter 2008. The increase was the result of higher OE production volumes and improved manufacturing efficiencies. EBIT includes $1 million in positive currency.

FULL-YEAR 2009 RESULTS

Tenneco reported annual revenue of $4.649 billion, down 21% from $5.916 billion in 2008. Excluding substrate sales and currency, revenue was $3.968 billion, down 10% compared with $4.424 billion the year before. Tenneco’s 2009 annual revenue was significantly impacted by the global downturn in the automotive industry with light vehicle production down year-over-year in North America by 32% and in Europe by 22%. These production declines in Tenneco’s two largest regions of operations were partially offset by production volume increases in China.

The company reported a net loss of $73 million, or $1.50 per diluted share, compared with a net loss of $415 million, or $8.95 per diluted share in 2008. Adjusted for the items below, the net loss was $29 million, or 59-cents per diluted share, versus net income of $20 million, or 42-cents per diluted share a year ago.

Full-year EBIT was $92 million, an increase from a loss of $3 million in 2008. Adjusted EBIT was $118 million, compared with $158 million a year ago. 2009 EBIT includes a negative currency impact of $7 million. EBITDA including noncontrolling interests for full-year 2009 was $313 million, compared with $219 million in 2008. Adjusted EBITDA including noncontrolling interests was $335 million, down from $380 million a year ago.

Adjusted full-year 2009 and 2008 results:

	YTD 2009				YTD 2008
	EBITDA	EBIT	Net loss attributable to Tenneco Inc.	Per Share	EBITDA	EBIT	Net income (loss) attributable to Tenneco Inc.	Per Share
Earnings Measures	$ 313	$ 92	$ (73)	$ (1.50)	$ 219	$ (3)	$ (415)	$ (8.95)

Adjustments (reflects non-GAAP measures):
Restructuring and related expenses	17	21	14	0.27	40	40	27	0.58
Environmental reserve	5	5	3	0.07	-	-	-	-
New aftermarket customer changeover costs	-	-	-	-	7	7	4	0.09
Goodwill impairment charge	-	-	-	-	114	114	114	2.45
Net tax adjustments	-	-	27	0.57	-	-	290	6.25

Non-GAAP earnings measures	$ 335	$ 118	$ (29)	$ (0.59)	$ 380	$ 158	$ 20	$ 0.42

OUTLOOK

Global Insight forecasts that the 2010 OE light vehicle production environment will continue to strengthen in North America to about 10.6 million units during the year. Europe production will be up slightly at 17.6 million units but with an improving mix for Tenneco. Production is expected to increase on larger-sized vehicles, offset by declines in the smaller segment vehicles, which benefited from government incentive programs in 2009. Production in faster growing automotive markets such as China and South America will continue to expand. Light vehicle production in China is estimated to be 13.4 million units. In the Class 4-8 on-road commercial vehicle segment, 2010 production is expected to increase globally to about 255,000 units in North America, 359,000 units in Europe and 947,000 units in China.

“Although we are just in the early stages of a global industry recovery and 2010 production forecasts for North America and Europe remain low relative to historical levels, Tenneco is well-positioned to deliver revenue and earnings growth this year as we launch new business, take advantage of volume increases and continue to benefit from permanent cost reductions and operational improvements,” said Sherrill.

In 2009, Tenneco generated $3.6 billion in global original equipment revenues. Adjusted for substrate sales, global original equipment value-added revenues were $2.6 billion. Tenneco estimates that its global original equipment revenues will be approximately $4.4 billion in 2010 and $5.7 billion in 2011. Adjusted for substrate sales, original equipment value-added revenues are estimated to be approximately $3.2 billion in 2010 and $4.0 billion in 2011.

Between fourth quarter 2009 and fourth quarter 2011, Tenneco is launching multiple programs with 11 different commercial vehicle customers - truck and engine manufacturers – to help customers meet new emissions regulations for on and off-road commercial vehicles. The company began launching some of these programs in China at the end of last year with China National Heavy Truck Company, Shanghai Diesel Engine Company and Weichai Power. Programs in North America, Europe and South America primarily begin launching in the back half of 2010. The company’s commercial vehicle emission control customers also include Caterpillar, Navistar and Deutz as well as five customers who will be announced as programs launch. Tenneco will also supply diesel aftertreatment systems, including selective catalytic reduction, for next generation heavy-duty pick-up trucks in North America.

Tenneco projects it will achieve a five-year average compounded annual OE revenue growth rate of 18% to 20% through 2014. The growth is primarily driven by increasingly stringent and broader emissions regulations that are being implemented globally, which will accelerate growth in the on-road and off-road commercial vehicle markets. The company’s estimates of its future OE revenue growth is also based on unit volume projections by Global Insight that global light vehicle production will grow at an annual compounded growth rate of 7% through 2014 and on-road commercial vehicle production will grow at an annual compounded growth rate of 12%. [see additional revenue assumptions below]

Tenneco continues to execute on its growth strategies including capitalizing on regulatory-driven growth opportunities in the commercial vehicle segment. Based on current light and commercial vehicle production forecasts, the company projects that about 15% of its global OE revenues in 2011 will be generated by commercial vehicle business, up from 7% in 2009. In line with previous projections, the commercial vehicle business is expected to account for between 25% and 30% of Tenneco’s global OE revenues in 2012.

Tenneco is also providing the following guidance for 2010:

  Capital expenditures will be approximately $160 to $170 million;
  Depreciation & amortization will be about $225 million;
  Annual interest expense will be about $125 million; and
  Cash taxes will be approximately $50 to $60 million.

Attachment 1:

Statements of Income – 3 Months

Statements of Income – 12 Months

Balance Sheets

Statements of Cash Flows – 3 Months

Statements of Cash Flows – 12 Months

Attachment 2:

Reconciliation of GAAP Net Income to EBITDA – 3 Months

Reconciliation of GAAP to Non-GAAP Earnings Measures – 3 Months

Reconciliation of GAAP Net Income to EBITDA – 12 Months

Reconciliation of GAAP to Non-GAAP Earnings Measures – 12 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – 3 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – 12 Months

Reconciliation of Non-GAAP Measures – Debt Net of Cash/Adjusted EBITDA including noncontrolling interests – 12 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures - Original Equipment Value-Added Revenues - 12 Months

REVENUE ASSUMPTIONS

Revenue estimates in this release are based on OE manufacturers’ programs that have been formally awarded to the company; programs where Tenneco is highly confident that it will be awarded business based on informal customer indications consistent with past practices; Tenneco’s status as supplier for the existing program and its relationship with the customer; and the actual original equipment revenues achieved by the company for each of the last several years compared to the amount of those revenues that the company estimated it would generate at the beginning of each year. These revenue estimates are also based on anticipated vehicle production levels and pricing, including precious metals pricing and the impact of material cost changes. The revenue estimates assume that foreign currency exchange rates will remain constant over the entire period.

CONFERENCE CALL

The company will host a conference call on Thursday, February 4, 2010 at 10:30 a.m. EST. The dial-in number is 888-950-5930 (domestic) or 630-395-0176 (international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on February 4, 2010 through March 4, 2010. To access this recording, dial 866-499-4575 (domestic) or 203-369-1809 (international). The purpose of the call is to discuss the company’s operations for the quarter, as well as other matters that may impact the company’s outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

2010 ANNUAL MEETING

The Tenneco Board of Directors has scheduled the corporation’s annual meeting of shareholders for Wednesday, May 12, 2010 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois. The record date for shareholders to vote at the meeting is March 15, 2010.

Tenneco is a $4.6 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

This press release contains forward-looking statements. Words such as “may,” “expects,” “anticipate,” ”projects,” “will,” and “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products such as recent and significant production cuts by automotive manufacturers in response to difficult economic conditions;

(ii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iii) increases in the costs of raw materials, including the company’s ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(iv) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(v) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vi) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(vii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(viii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets at favorable rates, and the credit ratings of the company’s debt;

(ix) the cost and outcome of existing and any future legal proceedings, and the impact of changes in and compliance with laws and regulations, including environmental laws and regulations and the adoption of the current mandated timelines for worldwide emissions regulations;

(x) workforce factors such as strikes or labor interruptions;

(xi) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xiv) changes in accounting estimates and assumptions, including changes based on additional information;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2008.

ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF INCOME (LOSS)
Unaudited
THREE MONTHS ENDED DECEMBER 31,
(Millions except per share amounts)

	2009		2008
Net sales and operating revenues	$ 1,322		$ 1,208

Costs and expenses
Cost of sales (exclusive of depreciation shown below)	1,092	(a)	1,056	(c)
Goodwill impairment charge	-		114	(d)
Engineering, research and development	25		28	(c)
Selling, general and administrative	88		98	(c)
Depreciation and amortization of other intangibles	59	(a)	54
Total costs and expenses	1,264		1,350

Loss on sale of receivables	(3)		(3)
Other income (expense)	(2)		-
Total other income (expense)	(5)		(3)

Income before interest expense, income taxes,
and noncontrolling ownership interests
North America	15	(a)	(131)	(c) (d)
Europe, South America & India	21	(a)	(12)	(c)
Asia Pacific	17		(2)
	53		(145)
Less:
Interest expense (net of interest capitalized)	32		25
Income tax expense (benefit)	(5)	(b)	126	(e)
Net income (loss)	26		(296)

Less: Net income attributable to noncontrolling interests	9		2
Net income (loss) attributable to Tenneco Inc.	$ 17		$ (298)

Average common shares outstanding:
Basic	52.8		46.5
Diluted	54.6		46.5

Earnings (Loss) per share of common stock:
Basic	$ 0.33		$ (6.40)
Diluted	$ 0.32		$ (6.40)

(a) Includes restructuring and related charges of $4 million pre-tax, $3 million after tax or $0.04 per diluted share. Of the adjustment $2 million is recorded in cost of sales and $2 million is recorded in depreciation. Geographically, $3 million is recorded in North America and $1 million in Europe, South America and India.

(b) Includes a non-cash tax benefit of $13 million or $0.23 per diluted share primarily related to adjustments to valuation allowances for deferred tax assets net of the impact of not benefiting U.S. and foreign tax losses.

(c) Includes restructuring and related charges of $24 million pre-tax, $16 million after tax or $0.34 per diluted share. Of the adjustment $8 million is recorded in cost of sales, $1 million is recorded in engineering and $15 million is recorded in SG&A. Geographically, $9 million is recorded in North America and $15 million in Europe, South America and India.

(d) Represents Goodwill impairment charge recorded in North America of $114 million or $2.44 per diluted share.

(e) Includes tax charges of $144 million or $3.11 per diluted share related to the $101 million valuation allowance against the company's U.S. deferred tax assets, as well as a $16 million impact of not benefiting U.S. tax losses, $11 million for changes in foreign tax rates, valuation allowances of $4 million in certain foreign countries and other tax adjustments.

ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF INCOME (LOSS)
Unaudited
TWELVE MONTHS ENDED DECEMBER 31,
(Millions except per share amounts)

	2009		2008
Net sales and operating revenues	$ 4,649		$ 5,916

Costs and expenses
Cost of sales (exclusive of depreciation shown below)	3,875	(a)	5,063	(d)
Goodwill impairment charge	-		114	(e)
Engineering, research and development	97		127	(d)
Selling, general and administrative	344	(a)	392	(d) (f)
Depreciation and amortization of other intangibles	221	(a)	222
Total costs and expenses	4,537		5,918

Loss on sale of receivables	(9)		(10)
Other income (expense)	(11)	(b)	9
Total other income (expense)	(20)		(1)

Income before interest expense, income taxes,
and noncontrolling ownership interests
North America	42	(a) (b)	(107)	(d) (e) (f)
Europe, South America & India	20	(a)	85	(d)
Asia Pacific	30		19	(d)
	92		(3)
Less:
Interest expense (net of interest capitalized)	133		113
Income tax expense	13	(c)	289	(g)
Net loss	(54)		(405)

Less: Net income attributable to noncontrolling interests	19		10
Net loss attributable to Tenneco Inc.	$ (73)		$ (415)

Average common shares outstanding:
Basic	48.6		46.4
Diluted	48.6		46.4

Loss per share of common stock:
Basic	$ (1.50)		$ (8.95)
Diluted	$ (1.50)		$ (8.95)

(a) Includes restructuring and related charges of $21 million pre-tax, $14 million after tax or $0.27 per diluted share. Of the adjustment $16 million is recorded in cost of sales, $1 million is recorded in SG&A and $4 million is recorded in depreciation. Geographically, $17 million is recorded in North America and $4 million in Europe, South America and India.

(b) Includes charge of $5 million pre-tax, $3 million after tax or $0.07 per diluted share related to environmental liabilities of a company Tenneco acquired in 1996, at locations never operated by Tenneco, and for which that acquired company had been indemnified by Mark IV Industries, which declared bankruptcy in the second quarter 2009.

(c) Includes tax charges of $27 million or $0.57 per diluted share primarily related to adjustments to valuation allowances for deferred tax assets net of the impact of not benefiting U.S. and foreign tax losses.

(d) Includes restructuring and related charges of $40 million pre-tax, $27 million after tax or $0.58 per diluted share. Of the adjustment $17 million is recorded in cost of sales, $1 million in engineering and $22 million is recorded in SG&A. Geographically, $16 million is recorded in North America, $22 million in Europe, South America and India and $2 million in Asia Pacific.

(e) Represents Goodwill impairment charge recorded in North America of $114 million or $2.45 per diluted share.

(f) Includes customer changeover costs of $7 million pre-tax, $4 million after-tax or $0.09 per diluted share.

(g) Includes tax charges of $290 million or $6.25 per diluted share related to the valuation allowance against the company's U.S. deferred tax assets, repatriating of cash from Brazil, the impact of not benefiting fourth quarter U.S. tax losses, changes in foreign tax rates and other tax adjustments.

ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEETS
(Unaudited)
(Millions)

		December 31, 2009		December 31, 2008

Assets

	Cash and cash equivalents	$ 167		$ 126

	Receivables, net	596	(a)	574	(a)

	Inventories	428		513

	Other current assets	202		125

	Investments and other assets	338		345

	Plant, property, and equipment, net	1,110		1,145

	Total assets	$ 2,841		$ 2,828

Liabilities and Shareholders' Equity

	Short-term debt	$ 75		$ 49

	Accounts payable	766		790

	Accrued taxes	36		30

	Accrued interest	22		22

	Other current liabilities	302		266

	Long-term debt	1,145	(b)	1,402	(b)

	Deferred income taxes	66		51

	Deferred credits and other liabilities	411		438

	Redeemable noncontrolling interests	7		7

	Tenneco Inc. shareholders' equity	(21)		(251)

	Noncontrolling interests	32		24

	Total liabilities and shareholders' equity	$ 2,841		$ 2,828

		December 31, 2009		December 31, 2008
(a)	Accounts Receivables net of:
	Accounts receivables securitization programs	$ 137		$ 179

		December 31, 2009		December 31, 2008
(b)	Long term debt composed of:
	Borrowings against revolving credit facilities	$ -		$ 239
	Term loan A (Due 2012)	133		150
	10.25% senior notes (Due 2013)	249		250
	8.625% subordinated notes (Due 2014)	500		500
	8.125% senior notes (Due 2015)	250		250
	Other long term debt	13		13

		$ 1,145		$ 1,402

ATTACHMENT 1
Tenneco Inc. and Consolidated Subsidiaries
Statements of Cash Flows
(Unaudited)
(Millions)

	Three Months Ended
	December 31,
	2009	2008

Operating activities:
Net income (loss)	$ 26	$ (296)
Adjustments to reconcile net income (loss)
to net cash provided (used) by operating activities -
Depreciation and amortization of other intangibles	59	54
Goodwill impairment charge	-	114
Stock-based compensation	2	3
Deferred income taxes	(14)	120
Loss on sale of assets	3	3
Changes in components of working capital-
(Inc.)/dec. in receivables	116	240
(Inc.)/dec. in inventories	25	70
(Inc.)/dec. in prepayments and other current assets	(20)	43
Inc./(dec.) in payables	(58)	(222)
Inc./(dec.) in taxes accrued	(10)	(4)
Inc./(dec.) in interest accrued	(10)	(8)
Inc./(dec.) in other current liabilities	12	(4)
Changes in long-term assets	2	10
Changes in long-term liabilities	(2)	(5)
Other	2	8
Net cash provided by operating activities	133	126

Investing activities:
Proceeds from sale of assets	2	1
Cash payments for plant, property & equipment	(34)	(41)
Cash payments for software-related intangibles	(1)	(6)
Net cash used by investing activities	(33)	(46)

Financing activities:
Issuance of common shares	188	1
Issuance of long-term debt	-	1
Debt issuance costs on long-term debt	-	(2)
Retirement of long-term debt	(7)	(2)
Net inc./(dec.) in bank overdrafts	(5)	17
Net inc./(dec.) in revolver borrowings and short-term debt excluding current
maturities on long-term debt	(242)	(71)
Distribution to noncontrolling interest partners	-	(9)
Net cash used by financing activities	(66)	(65)

Effect of foreign exchange rate changes on cash and
cash equivalents	(4)	(16)

Increase (Decrease) in cash and cash equivalents	30	(1)
Cash and cash equivalents, October 1	137	127
Cash and cash equivalents, December 31	$ 167	$ 126

Cash paid during the period for interest	$ 40	$ 34
Cash paid during the period for income taxes (net of refunds)	6	12

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property, and equipment	$ 26	$ 28

ATTACHMENT 1
Tenneco Inc. and Consolidated Subsidiaries
Statements of Cash Flows
(Unaudited)
(Millions)

	Twelve Months Ended
	December 31,
	2009	2008

Operating activities:
Net loss	$ (54)	$ (405)
Adjustments to reconcile net loss
to net cash provided (used) by operating activities -
Depreciation and amortization of other intangibles	221	222
Goodwill impairment charge	-	114
Stock-based compensation	7	10
Deferred income taxes	(24)	204
Loss on sale of assets	9	10
Changes in components of working capital-
(Inc.)/dec. in receivables	(8)	126
(Inc.)/dec. in inventories	101	19
(Inc.)/dec. in prepayments and other current assets	(55)	1
Inc./(dec.) in payables	(2)	(181)
Inc./(dec.) in taxes accrued	10	4
Inc./(dec.) in interest accrued	(1)	-
Inc./(dec.) in other current liabilities	20	-
Changes in long-term assets	10	16
Changes in long-term liabilities	2	19
Other	5	1
Net cash provided by operating activities	241	160

Investing activities:
Proceeds from sale of assets	5	3
Cash payments for plant, property & equipment	(120)	(233)
Cash payments for software-related intangibles	(6)	(15)
Acquisition of business, net of cash acquired	1	(16)
Investments and other	1	-
Net cash used by investing activities	(119)	(261)

Financing activities:
Issuance of common shares	188	2
Issuance of long-term debt	6	1
Debt issuance costs on long-term debt	(8)	(2)
Retirement of long-term debt	(22)	(6)
Net inc./(dec.) in bank overdrafts	(23)	(1)
Net inc./(dec.) in revolver borrowings and short-term debt excluding current
maturities on long-term debt	(218)	77
Distribution to noncontrolling interest partners	(10)	(13)
Net cash provided (used) by financing activities	(87)	58

Effect of foreign exchange rate changes on cash and
cash equivalents	6	(19)

Increase (Decrease) in cash and cash equivalents	41	(62)
Cash and cash equivalents, January 1	126	188
Cash and cash equivalents, December 31	$ 167	$ 126

Cash paid during the period for interest	$ 131	$ 117
Cash paid during the period for income taxes (net of refunds)	38	62

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property, and equipment	$ 26	$ 28
Assumption of debt from business acquisition	-	10

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA INCLUDING NONCONTROLLING INTERESTS (2)
Unaudited

	Q4 2009
	North	Europe,	Asia
	America	SA & India	Pacific	Total
Net income attributable to Tenneco Inc.				$ 17

Net income attributable to noncontrolling interests				9

Net income				26

Income tax benefit				(5)

Interest expense (net of interest capitalized)				32

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	$ 15	$ 21	$ 17	53

Depreciation and amortization of other intangibles	31	23	5	59

Total EBITDA including noncontrolling interests (2)	$ 46	$ 44	$ 22	$ 112

	Q4 2008
	North	Europe,	Asia
	America	SA & India	Pacific	Total
Net loss attributable to Tenneco Inc.				$ (298)

Net income attributable to noncontrolling interests				2

Net loss				(296)

Income tax expense				126

Interest expense (net of interest capitalized)				25

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	$ (131)	$ (12)	$ (2)	(145)

Depreciation and amortization of other intangibles	29	22	3	54

Total EBITDA including noncontrolling interests (2)	$ (102)	$ 10	$ 1	$ (91)

(1) Generally Accepted Accounting Principles

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization. EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes. Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited

	Q4 2009				Q4 2008
	EBITDA (3)	EBIT	Net income attributable to Tenneco Inc.	Per Share	EBITDA (3)	EBIT	Net loss attributable to Tenneco Inc.	Per Share
Earnings Measures	$ 112	$ 53	$ 17	$ 0.32	$ (91)	$ (145)	$ (298)	$ (6.40)

Adjustments (reflect non-GAAP measures):
Restructuring and related expenses	2	4	3	0.04	24	24	16	0.34
Goodwill impairment charge (4)	-	-	-	-	114	114	114	2.44
Net tax adjustments	-	-	(13)	(0.23)	-	-	144	3.11

Non-GAAP earnings measures	$ 114	$ 57	$ 7	$ 0.13	$ 47	$ (7)	$ (24)	$ (0.51)

					Q4 2009
					North	Europe,	Asia
					America	SA & India	Pacific	Total
EBIT					$ 15	$ 21	$ 17	$ 53
Restructuring and related expenses					3	1	-	4

Adjusted EBIT					$ 18	$ 22	$ 17	$ 57

					Q4 2008
					North	Europe,	Asia
					America	SA & India	Pacific	Total
EBIT					$ (131)	(12)	$ (2)	$ (145)
Restructuring and related expenses					9	15	-	24
Goodwill impairment charge (4)					114	-	-	114

Adjusted EBIT					$ (8)	$ 3	$ (2)	$ (7)

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the fourth quarters of 2009 and 2008 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization. EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes. Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Non-cash asset impairment charge related to goodwill for Tenneco's 1996 acquisition of Clevite Industries.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA INCLUDING NONCONTROLLING INTERESTS (2)
Unaudited

	YTD 2009
	North	Europe,	Asia
	America	SA & India	Pacific	Total
Net loss attributable to Tenneco Inc.				$ (73)

Net income attributable to noncontrolling interests				19

Net loss				(54)

Income tax expense				13

Interest expense (net of interest capitalized)				133

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	$ 42	$ 20	$ 30	92

Depreciation and amortization of other intangibles	114	89	18	221

Total EBITDA including noncontrolling interests (2)	$ 156	$ 109	$ 48	$ 313

	YTD 2008
	North	Europe,	Asia
	America	SA & India	Pacific	Total
Net loss attributable to Tenneco Inc.				$ (415)

Net income attributable to noncontrolling interests				10

Net loss				(405)

Income tax expense				289

Interest expense (net of interest capitalized)				113

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	$ (107)	$ 85	$ 19	(3)

Depreciation and amortization of other intangibles	108	97	17	222

Total EBITDA including noncontrolling interests (2)	$ 1	$ 182	$ 36	$ 219

(1) Generally Accepted Accounting Principles

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization. EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes. Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited

	YTD 2009				YTD 2008
	EBITDA (3)	EBIT	Net loss attributable to Tenneco Inc.	Per Share	EBITDA (3)	EBIT	Net income (loss) attributable to Tenneco Inc.	Per Share
Earnings Measures	$ 313	$ 92	$ (73)	$ (1.50)	$ 219	$ (3)	$ (415)	$ (8.95)

Adjustments (reflect non-GAAP measures):
Restructuring and related expenses	17	21	14	0.27	40	40	27	0.58
Environmental reserve (4)	5	5	3	0.07	-	-	-	-
New aftermarket customer changeover costs (5)	-	-	-	-	7	7	4	0.09
Goodwill impairment charge (6)	-	-	-	-	114	114	114	2.45
Net tax adjustments	-	-	27	0.57	-	-	290	6.25

Non-GAAP earnings measures	$ 335	$ 118	$ (29)	$ (0.59)	$ 380	$ 158	$ 20	$ 0.42

					YTD 2009
					North	Europe,	Asia
					America	SA & India	Pacific	Total
EBIT					$ 42	$ 20	$ 30	$ 92
Restructuring and related expenses					17	4	-	21
Environmental reserve (4)					5	-	-	5

Adjusted EBIT					$ 64	$ 24	$ 30	$ 118

					YTD 2008
					North	Europe,	Asia
					America	SA & India	Pacific	Total
EBIT					$ (107)	85	$ 19	$ (3)
Restructuring and related expenses					16	22	2	40
New aftermarket customer changeover costs (5)					7	-	-	7
Goodwill impairment charge (6)					114	-	-	114

Adjusted EBIT					$ 30	$ 107	$ 21	$ 158

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for 2009 and 2008 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization. EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes. Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs related to environmental liabilities of a company Tenneco acquired in 1996, at locations never operated by Tenneco, and for which that acquired company had been indemnified by Mark IV Industries, which declared bankruptcy in the second quarter 2009.

(5) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the time period in which they were incurred.

(6) Non-cash asset impairment charge related to goodwill for Tenneco's 1996 acquisition of Clevite Industries.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP (1) REVENUE TO NON-GAAP REVENUE MEASURES [2]
Unaudited

	Q4 2009
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 113	$ 3	$ 110	$ -	$ 110
Exhaust	344	1	343	160	183
Total North America Original Equipment	457	4	453	160	293

North America Aftermarket
Ride Control	88	-	88	-	88
Exhaust	32	1	31	-	31
Total North America Aftermarket	120	1	119	-	119

Total North America	577	5	572	160	412

Europe Original Equipment
Ride Control	117	14	103	-	103
Exhaust	272	33	239	81	158
Total Europe Original Equipment	389	47	342	81	261

Europe Aftermarket
Ride Control	44	5	39	-	39
Exhaust	34	3	31	-	31
Total Europe Aftermarket	78	8	70	-	70

South America & India	113	12	101	11	90

Total Europe, South America & India	580	67	513	92	421

Asia	123	5	118	26	92

Australia	42	10	32	2	30

Total Asia Pacific	165	15	150	28	122

Total Tenneco Inc.	$ 1,322	$ 87	$ 1,235	$ 280	$ 955

	Q4 2008
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 121	$ -	$ 121	$ -	$ 121
Exhaust	377	-	377	176	201
Total North America Original Equipment	498	-	498	176	322

North America Aftermarket
Ride Control	79	-	79	-	79
Exhaust	34	-	34	-	34
Total North America Aftermarket	113	-	113	-	113

Total North America	611	-	611	176	435

Europe Original Equipment
Ride Control	108	-	108	-	108
Exhaust	244	-	244	90	154
Total Europe Original Equipment	352	-	352	90	262

Europe Aftermarket
Ride Control	38	-	38	-	38
Exhaust	38	-	38	-	38
Total Europe Aftermarket	76	-	76	-	76

South America & India	72	-	72	7	65

Total Europe, South America & India	500	-	500	97	403

Asia	70	-	70	22	48

Australia	27	-	27	2	25

Total Asia Pacific	97	-	97	24	73

Total Tenneco Inc.	$ 1,208	$ -	$ 1,208	$ 297	$ 911

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP (1) REVENUE TO NON-GAAP REVENUE MEASURES (2)
Unaudited

	YTD 2009
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 382	$ (4)	$ 386	$ -	$ 386
Exhaust	1,154	(2)	1,156	530	626
Total North America Original Equipment	1,536	(6)	1,542	530	1,012

North America Aftermarket
Ride Control	406	(4)	410	-	410
Exhaust	150	(2)	152	-	152
Total North America Aftermarket	556	(6)	562	-	562

Total North America	2,092	(12)	2,104	530	1,574

Europe Original Equipment
Ride Control	421	(25)	446	-	446
Exhaust	917	(178)	1,095	305	790
Total Europe Original Equipment	1,338	(203)	1,541	305	1,236

Europe Aftermarket
Ride Control	181	(14)	195	-	195
Exhaust	154	(16)	170	-	170
Total Europe Aftermarket	335	(30)	365	-	365

South America & India	374	(40)	414	50	364

Total Europe, South America & India	2,047	(273)	2,320	355	1,965

Asia	380	6	374	84	290

Australia	130	(20)	150	11	139

Total Asia Pacific	510	(14)	524	95	429

Total Tenneco Inc.	$ 4,649	$ (299)	$ 4,948	$ 980	$ 3,968

	YTD 2008
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 493	$ -	$ 493	$ -	$ 493
Exhaust	1,591	-	1,591	773	818
Total North America Original Equipment	2,084	-	2,084	773	1,311

North America Aftermarket
Ride Control	390	-	390	-	390
Exhaust	156	-	156	-	156
Total North America Aftermarket	546	-	546	-	546

Total North America	2,630	-	2,630	773	1,857

Europe Original Equipment
Ride Control	479	-	479	-	479
Exhaust	1,487	-	1,487	539	948
Total Europe Original Equipment	1,966	-	1,966	539	1,427

Europe Aftermarket
Ride Control	213	-	213	-	213
Exhaust	190	-	190	-	190
Total Europe Aftermarket	403	-	403	-	403

South America & India	389	-	389	55	334

Total Europe, South America & India	2,758	-	2,758	594	2,164

Asia	342	-	342	109	233

Australia	186	-	186	16	170

Total Asia Pacific	528	-	528	125	403

Total Tenneco Inc.	$ 5,916	$ -	$ 5,916	$ 1,492	$ 4,424

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF NON-GAAP MEASURES
Debt net of cash / Adjusted EBITDA including noncontrolling interests - 12 months
Unaudited

	Year Ended December 31

	2009	2008

Total debt	$ 1,220	$ 1,451

Cash and cash equivalents	167	126

Debt net of cash balances (1)	1,053	1,325

Adjusted EBITDA including noncontrolling interests (2) (3)	335	380

Ratio of net debt to adjusted EBITDA including noncontrolling interests (4)	3.1x	3.5x

(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for-dollar basis.

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization. EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes. Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) Adjusted EBITDA including noncontrolling interests is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Similar adjustments to EBITDA including noncontrolling interests have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(4) Tenneco presents the above reconciliation of the ratio of debt net of cash to annual adjusted EBITDA including noncontrolling interests to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, annual adjusted EBITDA including noncontrolling interests is used as an indicator of the company's performance and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (2) and (3) for a description of the limitations of using debt net of cash, EBITDA including noncontrolling interests and adjusted EBITDA including noncontrolling interests.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP (1) REVENUE TO NON-GAAP REVENUE MEASURES (2)
Original Equipment Value-added Revenues - 12 months
Unaudited

2009

Net sales and operating revenues	$4,649

Less: Aftermarket revenues	1,036

Original equipment revenues	3,613

Less: Substrate sales	966

Original equipment value-added revenues	$2,647

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of revenues in order to reflect OE value-added revenues. Substrate sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact.

CONTACT:
Tenneco Inc.
Jane Ostrander
Investor inquiries
847 482-5607
jostrander@tenneco.com
or
Jim Spangler
Media inquiries
847 482-5810
jspangler@tenneco.com